UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

September 15, 2003
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware (State or other jurisdiction of incorporation or organization)	91-1292054 (I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 392-5040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), Alaska Air Group, Inc. is submitting this current report on Form 8-K to present information relating to its financial and operational outlook for 2003. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) and fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Please see the cautionary statement under “Forward-Looking Information” at the end of this report.

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as “our airlines.”

Third Quarter 2003
	Forecast	Change
	Q3	Yr/Yr

Alaska Airlines
Capacity (ASMs in millions)	5,685	9.2%
Fuel gallons (000,000)	92.9	7.3%
Cost per ASM excluding fuel (cents)	7.9	(2.7%)

Alaska’s August traffic increased 11.9% to 1.534 billion revenue passenger miles (RPMs) from 1.371 billion flown a year earlier. Capacity during August was 1.988 billion available seat miles (ASMs), 9.4% higher than the 1.817 billion in August 2002.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for August 2003 was 77.1%, compared to 75.5% in August 2002. The airline carried 1,584,200 passengers compared to 1,481,200 in August 2002.

For August 2003, RASM increased by 3.9% as compared to August 2002. This increase in RASM is primarily due to increases in yield and load factor. For July 2003, RASM increased by 3.3% as compared to July 2002.

Horizon Air
Capacity (ASMs in millions)	699	6.4%
Fuel gallons (000,000)	14.6	(0.7%)
Cost per ASM excluding fuel (cents)	14.6	(1.2%)

Horizon’s August traffic increased 7.2% to 168.6 million RPMs from 157.2 million flown a year earlier. Capacity for August was 244.9 million ASMs, 6.1% higher than last year’s 230.9 million.

The passenger load factor for August 2003 was 68.8%, compared to 68.1% last August. The airline carried 490,500 passengers compared to 488,500 in August 2002.

For August 2003, RASM increased by 7.1% as compared to August 2002. This increase in RASM is primarily due to increases in yield and load factor. For July 2003, RASM increased by 7.8% as compared to July 2002.

Capacity Estimates for 2003

Provided below are capacity (ASMs in millions) for the full year of 2003:

Alaska Airlines capacity	20,738	7.1%
Horizon Air capacity	2,608	7.4%

     Other Financial Information

     Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $730 million at August 31, 2003 compared to $699 million at July 31, 2003. The increase of $31 million is principally due to cash flows from operations, partially offset by a contribution to our Pension Plan.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:
July	84.8 cents	10.8%
August	94.1 cents	17.5%

Horizon:
July	87.1 cents	12.7%
August	94.8 cents	19.4%

Fuel hedge positions entered into by Alaska and Horizon include a combination of swap and cap positions and are currently as follows:

	Approximate % of	Approximate Crude Oil
	Expected Fuel Requirements	Price per Barrel

June – December 2003	35%	$22
January – December 2004	22%	$27
January – June 2005	12%	$25

     Operating Fleet Plan

     Provided below are estimated changes in the Alaska and Horizon fleets for 2003:

			Estimated
			Change
		On Hand	During
	Seats	YE 2002	2003
Alaska Airlines
B737-200C	111	9
B737-400	138	40
B737-700	120	16	6
B737-900	172	6	5
MD-80	140	31	(4)

Total		102	7

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	15
F-28	69	4	(4)
CRJ 700	70	16	2

Total		63	(2)

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; our significant indebtedness; downgrades of our credit ratings; the competitive environment and other trends in our industry; changes in laws and regulations; changes in our operating costs including fuel; changes in our business plans; interest rates and the availability of financing; liability and other claims asserted against us; labor disputes; our ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     ALASKA AIR GROUP, INC.

Registrant

Date: September 15, 2003

/s/ Glenn S. Johnson

Glenn S. Johnson
Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer